Exhibit 99.1

Investor Relations Contact: David Humphrey	Media Contact: Kathy Fieweger
Title: Vice President – Investor Relations	Phone: 479-719-4358
Phone: 479-785-6200	Email: kfieweger@arcb.com
Email: dhumphrey@arcb.com

ArcBest® Announces First Quarter 2019 Results

•

First quarter 2019 revenue of $711.8 million, and net income of $4.9 million, or $0.18 per diluted share.  On a non-GAAP[1] basis, first quarter 2019 net income was $4.6 million, or $0.17 per diluted share.

•	Solid pricing contributed to growth in Asset-Based revenue and improved operating income.
•	Lower Asset-Light revenue and operating income related to reduced demand amid changing market conditions and investments in the business.

FORT SMITH, Arkansas, May 2, 2019 — ArcBest® (Nasdaq: ARCB), a leading logistics company with creative problem solvers who deliver integrated solutions, today reported first quarter 2019 revenue of $711.8 million compared to first quarter 2018 revenue of $700.0 million.  First quarter 2019 operating income was $8.6 million compared to operating income of $12.7 million last year.  Net income was $4.9 million, or $0.18 per diluted share compared to first quarter 2018 net income of $10.0 million, or $0.37 per diluted share.

Excluding certain items in both periods, as identified in the attached reconciliation tables, non-GAAP net income was $4.6 million, or $0.17 per diluted share, in first quarter 2019 compared to first quarter 2018 net income of $7.8 million, or $0.29 per diluted share.

“Business conditions, while still relatively strong, moderated in the first quarter from the levels seen last year particularly with regard to capacity and weather,” said Chairman, President and CEO Judy R. McReynolds. “We were pleased to see positive results in a historically slow quarter, as our yield management initiatives on the asset-based side remained productive and net revenue margins in our ArcBest Asset-Light business improved, offset by reduced demand for expedited services resulting from a more balanced truckload capacity environment.”

Asset-Based

Results of Operations

First Quarter 2019 Versus First Quarter 2018

•	Revenue of $506.1 million compared to $482.1 million, a per-day increase of 5.8 percent.
•	Tonnage per day decrease of 3.1 percent, with a low-single digit percentage increase in LTL-rated freight.
•	Shipments per day increase of 3.1 percent. Total weight per shipment decreased 6.0 percent and the decrease in the average LTL-rated shipment was approximately 2 percent.
•

Total billed revenue per hundredweight increased 8.0 percent and was positively impacted by Asset-Based pricing initiatives and lower average weight per shipment.  Excluding fuel surcharge, the percentage increase on ArcBest’s Asset-Based LTL freight was in the high-single digits.

•	Operating income of $13.6 million and an operating ratio of 97.3 percent compared to operating income of $13.4 million and an operating ratio of 97.2 percent.

1.	U.S. Generally Accepted Accounting Principles

During the first quarter, ArcBest’s Asset-Based operating income benefited from continued pricing initiatives.  First quarter total tonnage per day declined as an increase in LTL-rated freight tonnage was more than offset by decreases in truckload-rated spot shipments moving in the asset-based network.  Versus the prior year’s first quarter, revenue and costs were impacted by weather events that reduced business levels and unfavorably impacted freight handling and delivery productivity, as well as the efficiency of the over-the-road transportation operation.  The negative impact of severe weather on Asset-Based first quarter operating income was approximately $2 million higher than in the prior year first quarter.

Throughout the quarter, emphasis on maintaining customer service, including adding headcount in a tight labor market in preparation for the expected seasonal increase in customer shipping levels contributed to higher first quarter costs in ArcBest’s asset-based network.  In the upcoming months, these investments in labor and operational resources will be evaluated relative to on-going business levels in consideration of maintaining the service levels offered to ArcBest customers.  In line with our previously disclosed expectations, the Asset-Based business incurred approximately $1.7 million of first quarter costs related to increased investment in testing and development of technology initiatives.

Asset-Light2

Results of Operations

First Quarter 2019 Versus First Quarter 2018

•	Revenue of $226.5 million compared to $229.7 million.
•	Operating income of $3.2 million compared to operating income of $4.7 million.
•	Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of $6.7 million compared to Adjusted EBITDA of $8.4 million.

Reduced revenue in the Asset-Light ArcBest segment, compared to last year’s record first quarter, was the result of fewer shipments and a lower average revenue per shipment.  This year’s more balanced truckload environment relative to last year’s tighter market impacted account pricing and resulted in lower total net revenue in the ArcBest segment.  In particular, the effects of weaker demand and lower pricing for expedite services offset solid net revenue gains associated with truckload brokerage yield improvement and demand for our managed transportation solutions. Elevated costs in the Asset-Light ArcBest segment, that were the result of long-term strategic spending needed to build ArcBest’s owner-operator and contract carrier capacity, resulted in a reduction in first quarter operating income of approximately $1 million versus last year.  At FleetNet, an increase in total events contributed to revenue growth while operating income was comparable with the prior year due to lower net revenue per event.

New FASB Lease Accounting Standard (ASC 842)

ArcBest adopted the new ASC 842 lease accounting standard in the first quarter of 2019, which resulted in the recognition of “Operating right-of-use assets” of $69 million and “Operating lease liabilities” of $72 million, a portion of which is in current liabilities, as of March 31, 2019. There was no impact on ArcBest’s consolidated statements of operations or cash flows.

Closing Comments

“We are encouraged that customers recognize the value of the services we provide and streamlined access to help them solve their complex logistics challenges,” McReynolds said. “Our managed transportation solutions in particular are being well-received as customers increasingly recognize our unique ability to analyze their supply chain needs and provide them with meaningful insights and optimal transportation choices.”

2.	The ArcBest and FleetNet reportable segments, combined, represent Asset-Light operations.

Conference Call

ArcBest will host a conference call with company executives to discuss the 2019 first quarter results. The call will be on Friday, May 3rd at 9:30 a.m. EDT (8:30 a.m. CDT). Interested parties are invited to listen by calling (800) 926‑7431. Following the call, a recorded playback will be available through the end of the day on June 15, 2019. To listen to the playback, dial (800) 633-8284 or (402) 977-9140 (for international callers). The conference call ID for the playback is 21920420. The conference call and playback can also be accessed, through June 15, 2019, on ArcBest’s website at arcb.com.

Call participants can submit questions this afternoon prior to the conference call by emailing them to ir@arcb.com.  On the call, responses will be provided to as many questions as possible in the time available.

About ArcBest

ArcBest® (Nasdaq: ARCB) is a leading logistics company with creative problem solvers who deliver integrated solutions.  We'll find a way to deliver knowledge, expertise and a can-do attitude with every shipment and supply chain solution, household move or vehicle repair.  At ArcBest, we’re More Than LogisticsSM.  For more information, visit arcb.com.

Forward-Looking Statements

Certain statements and information in this press release concerning results for the three months ended March 31, 2019 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: a failure of our information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely, data breach, and/or cybersecurity incidents; untimely or ineffective development and implementation of new or enhanced technology; the loss or reduction of business from large customers; competitive initiatives and pricing pressures; relationships with employees, including unions, and our ability to attract and retain employees; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; the cost, timing, and performance of growth initiatives; general economic conditions and related shifts in market demand that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; availability and cost of reliable third-party services; governmental regulations; environmental laws and regulations, including emissions-control regulations; union and nonunion employee wages and benefits, including changes in required contributions to multiemployer plans; our ability to secure independent owner operators and/or operational or regulatory issues related to our use of their services; litigation or claims asserted against us; maintaining our intellectual property rights, brand, and corporate reputation; the loss of key employees or the inability to execute succession planning strategies; default on covenants of financing arrangements and the availability and terms of future financing arrangements; timing and amount of capital expenditures; self-insurance claims and insurance premium costs; the cost, integration, and performance of any recent or future acquisitions; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; increased prices for and decreased availability of new revenue equipment, decreases in value of used revenue equipment, and higher costs of equipment-related operating expenses such as maintenance and fuel and related taxes; potential impairment of goodwill and intangible assets; greater than anticipated funding requirements for our nonunion defined benefit pension plan; seasonal fluctuations and adverse weather conditions; regulatory, economic, and other risks arising from our international business; antiterrorism and safety measures; and other financial, operational, and legal risks and uncertainties detailed from time to time in ArcBest’s public filings with the Securities and Exchange Commission (“SEC”).

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

Financial Data and Operating Statistics

The following tables show financial data and operating statistics on ArcBest® and its reportable segments.

ARCBEST CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31
	2019	2018
	(Unaudited)
	($ thousands, except share and per share data)
REVENUES	$711,839	$700,001

OPERATING EXPENSES	703,248	687,276

OPERATING INCOME	8,591	12,725

OTHER INCOME (COSTS)
Interest and dividend income	1,478	526
Interest and other related financing costs	(2,882)	(2,059)
Other, net(1)	(591)	(2,201)
	(1,995)	(3,734)

INCOME BEFORE INCOME TAXES	6,596	8,991

INCOME TAX PROVISION (BENEFIT)	1,708	(963)

NET INCOME	$4,888	$9,954

EARNINGS PER COMMON SHARE(2)
Basic	$0.19	$0.39
Diluted	$0.18	$0.37

AVERAGE COMMON SHARES OUTSTANDING
Basic	25,570,415	25,642,871
Diluted	26,512,349	26,596,376

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.08	$0.08

1)

Includes nonunion pension expense, including settlement, of  $1.7 million and $2.0 million for the three months ended March 31, 2019 and 2018, respectively.  Pension settlements related to termination of the nonunion defined benefit pension plan began in fourth quarter 2018 and are expected to be complete in second quarter 2019.

2)

ArcBest uses the two-class method for calculating earnings per share. This method requires an allocation of dividends paid and a portion of undistributed net income (but not losses) to unvested restricted stock for calculating per share amounts.

ARCBEST CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31	December 31
	2019	2018
	(Unaudited)	Note
	($ thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$138,399	$190,186
Short-term investments	116,225	106,806
Accounts receivable, less allowances (2019 - $6,655; 2018 - $7,380)	294,853	297,051
Other accounts receivable, less allowances (2019 - $456; 2018 - $806)	16,925	19,146
Prepaid expenses	31,064	25,304
Prepaid and refundable income taxes	4,610	1,726
Other	4,466	9,007
TOTAL CURRENT ASSETS	606,542	649,226

PROPERTY, PLANT AND EQUIPMENT
Land and structures	340,764	339,640
Revenue equipment	856,370	858,251
Service, office, and other equipment	206,959	199,230
Software	142,062	138,517
Leasehold improvements	9,766	9,365
	1,555,921	1,545,003
Less allowances for depreciation and amortization	932,945	913,815
	622,976	631,188

GOODWILL	108,320	108,320
INTANGIBLE ASSETS, NET	67,820	68,949
OPERATING RIGHT-OF-USE ASSETS	68,737	—
DEFERRED INCOME TAXES	6,905	7,468
OTHER LONG-TERM ASSETS	78,357	74,080
	$1,559,657	$1,539,231

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$145,590	$143,785
Income taxes payable	241	1,688
Accrued expenses	211,533	243,111
Current portion of long-term debt	48,809	54,075
Current portion of operating lease liabilities	17,678	—
Current portion of pension and postretirement liabilities	7,984	8,659
TOTAL CURRENT LIABILITIES	431,835	451,318

LONG-TERM DEBT, less current portion	227,649	237,600
OPERATING LEASE LIABILITIES, less current portion	54,444	—
PENSION AND POSTRETIREMENT LIABILITIES, less current portion	31,695	31,504
OTHER LONG-TERM LIABILITIES	36,406	44,686
DEFERRED INCOME TAXES	55,873	56,441

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, authorized 70,000,000 shares; issued 2019: 28,685,313 shares; 2018: 28,684,779 shares	287	287
Additional paid-in capital	327,762	325,712
Retained earnings	504,225	501,389
Treasury stock, at cost, 2019: 3,172,019 shares; 2018: 3,097,634 shares	(98,131)	(95,468)
Accumulated other comprehensive loss	(12,388)	(14,238)
TOTAL STOCKHOLDERS’ EQUITY	721,755	717,682
	$1,559,657	$1,539,231

Note:  The balance sheet at December 31, 2018 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARCBEST CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31
	2019	2018
	Unaudited
	($ thousands)
OPERATING ACTIVITIES
Net income	$4,888	$9,954
Adjustments to reconcile net income
to net cash provided by (used in) operating activities:
Depreciation and amortization	25,409	25,352
Amortization of intangibles	1,128	1,134
Pension settlement expense	1,356	654
Share-based compensation expense	2,058	1,870
Provision for losses on accounts receivable	112	445
Deferred income tax benefit	(584)	(2,749)
Gain on sale of property and equipment	(43)	(221)
Changes in operating assets and liabilities:
Receivables	3,931	(10,260)
Prepaid expenses	(5,760)	(2,587)
Other assets	4,589	2,732
Income taxes	(4,313)	1,938
Multiemployer pension fund withdrawal liability	(143)	—
Accounts payable, accrued expenses, and other liabilities	(35,999)	3,513
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(3,371)	31,775

INVESTING ACTIVITIES
Purchases of property, plant and equipment, net of financings	(15,543)	(7,177)
Proceeds from sale of property and equipment	1,039	1,050
Purchases of short-term investments	(13,790)	(4,410)
Proceeds from sale of short-term investments	4,998	6,245
Capitalization of internally developed software	(2,656)	(2,164)
NET CASH USED IN INVESTING ACTIVITIES	(25,952)	(6,456)

FINANCING ACTIVITIES
Payments on long-term debt	(15,217)	(16,558)
Net change in book overdrafts	(2,524)	(2,572)
Payment of common stock dividends	(2,052)	(2,058)
Purchases of treasury stock	(2,663)	(201)
Payments for tax withheld on share-based compensation	(8)	(50)
NET CASH USED IN FINANCING ACTIVITIES	(22,464)	(21,439)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(51,787)	3,880
Cash and cash equivalents at beginning of period	190,186	120,772
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$138,399	$124,652

NONCASH INVESTING ACTIVITIES
Equipment financed	$—	$121
Accruals for equipment received	$2,878	$883
Lease liabilities arising from obtaining right-of-use assets	$18,144	$—

ARCBEST CORPORATION

FINANCIAL STATEMENT OPERATING SEGMENT DATA AND OPERATING RATIOS

	Three Months Ended
	March 31
	2019		2018
	Unaudited
	($ thousands, except percentages)
REVENUES
Asset-Based	$506,079		$482,115

ArcBest	173,204		181,933
FleetNet	53,259		47,759
Total Asset-Light	226,463		229,692

Other and eliminations	(20,703)		(11,806)
Total consolidated revenues	$711,839		$700,001

OPERATING EXPENSES
Asset-Based
Salaries, wages, and benefits	$280,276	55.4%	$269,779	56.0%
Fuel, supplies, and expenses	64,727	12.8	62,193	12.9
Operating taxes and licenses	12,398	2.4	11,756	2.4
Insurance	7,991	1.6	6,628	1.4
Communications and utilities	4,620	0.9	4,521	0.9
Depreciation and amortization	20,980	4.1	20,930	4.3
Rents and purchased transportation	49,912	9.9	46,133	9.6
Shared services(1)	50,712	10.0	45,607	9.4
Gain on sale of property and equipment	(34)	—	(133)	—
Other	882	0.2	1,299	0.3
Total Asset-Based	492,464	97.3%	468,713	97.2%

ArcBest
Purchased transportation	140,105	80.9%	148,372	81.6%
Supplies and expenses	2,774	1.6	3,230	1.8
Depreciation and amortization(2)	3,151	1.8	3,408	1.9
Shared services(1)	23,031	13.3	21,868	12.0
Other	2,413	1.4	1,881	1.0
Restructuring costs(3)	—	—	9	—
	171,474	99.0%	178,768	98.3%
FleetNet	51,771	97.2%	46,238	96.8%
Total Asset-Light	223,245		225,006

Other and eliminations(4)	(12,461)		(6,443)
Total consolidated operating expenses	$703,248	98.8%	$687,276	98.2%

OPERATING INCOME
Asset-Based	$13,615		$13,402

ArcBest	1,730		3,165
FleetNet	1,488		1,521
Total Asset-Light	3,218		4,686

Other and eliminations(4)	(8,242)		(5,363)
Total consolidated operating income	$8,591		$12,725

1)

Shared services represent costs incurred to support all segments, including sales, pricing, customer service, marketing, capacity sourcing functions, human resources, financial services, information technology, legal, and other company-wide services.

2)	Depreciation and amortization consists primarily of amortization of intangibles, including customer relationships, and software associated with acquired businesses.
3)	Restructuring charges relate to the realignment of the Company’s organizational structure as announced on November 3, 2016.
4)

“Other and eliminations” includes corporate costs for certain unallocated shared service costs which are not attributable to any segment, additional investments to offer comprehensive transportation and logistics services across multiple operating segments, and other investments in ArcBest technology and innovations.

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures

We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide analysts, investors, and others the same information that we use internally for purposes of assessing our core operating performance and provides meaningful comparisons between current and prior period results, as well as important information regarding performance trends. The use of certain non-GAAP measures improves comparability in analyzing our performance because it removes the impact of items from operating results that, in management's opinion, do not reflect our core operating performance. Other companies may calculate non-GAAP measures differently; therefore, our calculation may not be comparable to similarly titled measures of other companies. Certain information discussed in the scheduled conference call could be considered non-GAAP measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results. These financial measures should not be construed as better measurements than operating income, operating cash flow, net income or earnings per share, as determined under GAAP.

	Three Months Ended
	March 31
	2019	2018
	(Unaudited)
	($ thousands, except per share data)
ArcBest Corporation - Consolidated

Operating Income
Amounts on GAAP basis	$8,591	$12,725
Restructuring charges, pre-tax(1)	—	376
Non-GAAP amounts	$8,591	$13,101

Net Income
Amounts on GAAP basis	$4,888	$9,954
Restructuring charges, after-tax(1)	—	277
Nonunion pension expense, including settlement, after-tax(2)	1,287	1,520
Life insurance proceeds and changes in cash surrender value	(1,614)	(114)
Tax benefit from vested RSUs	(2)	(20)
Deferred tax adjustment for 2017 Tax Reform Act(3)	—	(2,591)
Impact of 2017 Tax Reform Act on current tax expense(3)	—	(59)
Alternative fuel tax credit(4)	—	(1,203)
Non-GAAP amounts	$4,559	$7,764

Diluted Earnings Per Share
Amounts on GAAP basis	$0.18	$0.37
Restructuring charges, after-tax(1)	—	0.01
Nonunion pension expense, including settlement, after-tax(2)	0.05	0.06
Life insurance proceeds and changes in cash surrender value	(0.06)	—
Tax benefit from vested RSUs	—	—
Deferred tax adjustment for 2017 Tax Reform Act(3)	—	(0.10)
Impact of 2017 Tax Reform Act on current tax expense(3)	—	—
Alternative fuel tax credit(4)	—	(0.05)
Non-GAAP amounts	$0.17	$0.29

1)

Restructuring charges for the three months ended March 31, 2018, which relate to the realignment of the Company’s organizational structure as announced on November 3, 2016, were primarily recognized within “Other and eliminations.”

2)

Nonunion pension expense is presented as a non-GAAP adjustment with pension settlement expense, because expenses related to the plan have been excluded from the financial information management uses to make operating decisions, as the nonunion defined benefit pension plan was amended to terminate the plan with a termination date of December 31, 2017.  Pension settlements related to the plan termination began in fourth quarter 2018 and are expected to be complete in second quarter 2019.

3)	Impact on current or deferred income tax expense as a result of recognizing the tax effects of the Tax Cuts and Jobs Act (“2017 Tax Reform Act”) that was signed into law on December 22, 2017.
4)	Represents the amount of the alternative fuel tax credit related to the year ended December 31, 2017 which was recorded in first quarter 2018 due to the February 2018 retroactive reinstatement.

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES – Continued

Effective Tax Rate Reconciliation
ArcBest Corporation - Consolidated

(Unaudited)
($ thousands, except percentages)	Three Months Ended March 31, 2019
		Other	Income Before	Income
	Operating	Income	Income	Tax	Net	Effective
	Income	(Costs)	Taxes	Provision	Income	Tax Rate
Amounts on GAAP basis	$8,591	$(1,995)	$6,596	$1,708	$4,888	25.9%
Nonunion pension expense, including settlement(1)	—	1,733	1,733	446	1,287	25.7
Life insurance proceeds and changes in cash surrender value	—	(1,614)	(1,614)	—	(1,614)	—
Tax benefit from vested RSUs	—	—	—	2	(2)	—
Non-GAAP amounts	$8,591	$(1,876)	$6,715	$2,156	$4,559	32.1%

	Three Months Ended March 31, 2018
		Other	Income Before	Income Tax
	Operating	Income	Income	Provision	Net	Effective Tax
	Income	(Costs)	Taxes	(Benefit)	Income	(Benefit) Rate
Amounts on GAAP basis	$12,725	$(3,734)	$8,991	$(963)	$9,954	(10.7)%
Nonunion pension expense, including settlement(1)	—	2,046	2,046	526	1,520	25.7
Life insurance proceeds and changes in cash surrender value	—	(114)	(114)	—	(114)	—
Tax benefit from vested RSUs	—	—	—	20	(20)	—
Deferred tax adjustment for 2017 Tax Reform Act(2)	—	—	—	2,591	(2,591)	—
Impact of 2017 Tax Reform Act on current tax expense(2)	—	—	—	59	(59)	—
Restructuring charges(3)	376	—	376	99	277	26.3
Alternative fuel tax credit(4)	—	—	—	1,203	(1,203)	—
Non-GAAP amounts	$13,101	$(1,802)	$11,299	$3,535	$7,764	31.3%

1)

Nonunion pension expense is presented as a non-GAAP adjustment with pension settlement expense, because expenses related to the plan have been excluded from the financial information management uses to make operating decisions, as the nonunion defined benefit pension plan was amended to terminate the plan with a termination date of December 31, 2017. Pension settlements related to the plan termination began in fourth quarter 2018 and are expected to be complete in second quarter 2019.

2)	Impact on current or deferred income tax expense as a result of recognizing the tax effects of the Tax Cuts and Jobs Act (“2017 Tax Reform Act”) that was signed into law on December 22, 2017.
3)	Restructuring charges relate to the realignment of the Company’s organizational structure as announced on November 3, 2016.
4)	Represents the amount of the alternative fuel tax credit related to the year ended December 31, 2017 which was recorded in first quarter 2018 due to the February 2018 retroactive reinstatement.

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES – Continued

Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA)

Management uses Adjusted EBITDA as a key measure of performance and for business planning. The measure is particularly meaningful for analysis of operating performance, because it excludes amortization of acquired intangibles and software of the Asset-Light businesses, which are significant expenses resulting from strategic decisions rather than core daily operations. Additionally, Adjusted EBITDA is a primary component of the financial covenants contained in our credit agreement.

	Three Months Ended
	March 31
	2019	2018
	(Unaudited)
ArcBest Corporation - Consolidated Adjusted EBITDA	($ thousands)

Net Income	$4,888	$9,954
Interest and other related financing costs	2,882	2,059
Income tax provision (benefit)	1,708	(963)
Depreciation and amortization	26,537	26,486
Amortization of share-based compensation	2,058	1,870
Amortization of net actuarial losses of benefit plans and pension settlement expense(1)	1,754	1,528
Restructuring charges(2)	—	376
Consolidated Adjusted EBITDA	$39,827	$41,310

1)

Includes pre-tax settlement expense related to the nonunion pension plan of $1.4 million and $0.7 million for the three months ended March 31, 2019 and 2018, respectively. Pension settlements related to the plan termination began in fourth quarter 2018 and are expected to be complete in second quarter 2019.

2)	Restructuring charges relate to the realignment of the Company’s organizational structure as announced on November 3, 2016.

	Three Months Ended
	March 31
	2019	2018
Asset-Light Adjusted EBITDA	(Unaudited)
	($ thousands, except percentages)

ArcBest
Operating Income	$1,730	$3,165
Depreciation and amortization(3)	3,151	3,408
Restructuring charges(4)	—	9
Adjusted EBITDA	$4,881	$6,582

FleetNet
Operating Income	$1,488	$1,521
Depreciation and amortization	317	279
Adjusted EBITDA	$1,805	$1,800

Total Asset-Light
Operating Income	$3,218	$4,686
Depreciation and amortization(3)	3,468	3,687
Restructuring charges(4)	—	9
Adjusted EBITDA	$6,686	$8,382

3)	Depreciation and amortization consists primarily of amortization of intangibles and software associated with acquired businesses.
4)	Restructuring charges relate to the realignment of the Company’s organizational structure as announced on November 3, 2016.

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES – Continued

Non-GAAP Net Revenue

Management uses net revenue, defined as revenues less purchased transportation costs, as a key performance measure of our ArcBest segment which primarily sources transportation services from third-party providers. Non-GAAP net revenue margin for the ArcBest segment is calculated as net revenue divided by revenues.

	Three Months Ended
	March 31
	2019	2018	% Change
	(Unaudited)
ArcBest Segment	($ thousands)

Revenues	$173,204	$181,933	(4.8%)
Less purchased transportation	140,105	148,372	(5.6%)
Non-GAAP net revenue	$33,099	$33,561	(1.4%)

Non-GAAP net revenue margin	19.1%	18.4%

ARCBEST CORPORATION

OPERATING STATISTICS

	Three Months Ended
	March 31
	2019	2018	% Change
	(Unaudited)
Asset-Based

Workdays	63.0	63.5

Billed Revenue(1) / CWT	$34.66	$32.10	8.0%

Billed Revenue(1) / Shipment	$418.23	$412.14	1.5%

Shipments	1,210,787	1,183,256	2.3%

Shipments / Day	19,219	18,634	3.1%

Tonnage (Tons)	730,409	759,556	(3.8%)

Tons / Day	11,594	11,962	(3.1%)

Average Length of Haul (Miles)	1,023	1,035	(1.2%)

1)

Revenue for undelivered freight is deferred for financial statement purposes in accordance with the Asset-Based segment revenue recognition policy. Billed revenue used for calculating revenue per hundredweight measurements has not been adjusted for the portion of revenue deferred for financial statement purposes.

Year Over Year % Change
Three Months Ended
March 31, 2019
(Unaudited)
ArcBest(2)

Revenue / Shipment	(6.6%)

Shipments / Day	(1.0%)

2)	Statistical data related to managed transportation services transactions are not included in the presentation of operating statistics for the ArcBest segment.

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